Exhibit 5.2

APPLEBY Appleby / Spurling / Hunter	e-mail: erobinson@applebyglobal.com direct dial: Tel 441 298 3268 Fax 441 298 3391 your ref: appleby ref: ER/kt/130211.3
Warner Chilcott Corporation 100 Enterprise Drive Rockaway, New Jersey 07866 USA

Dear Sirs	20 April 2006

Warner Chilcott Holdings Company III, Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the guarantee by the Company of the issuance and sale by Warner Chilcott Corporation, a Delaware corporation (“Warner Corporation”), of $600,000,000 aggregate principal amount of its 8.75% Senior Subordinated Notes due 2015 (the “Notes”) which were issued under an Indenture dated as of 18 January 2005 by and among Warner Corporation, the Guarantors as defined therein (including the Company) and Wells Fargo Bank, National Association (the “Indenture”). The Company has requested that we provide this opinion in connection with the guarantee of the Notes on an unsecured senior subordinated basis by the Company pursuant to the guarantees contained in the Indenture (the “Guarantee”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Indenture.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents examined by us submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

19 April 2006

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Guarantee);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Guarantee constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Guarantee has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Guarantee has actually received and accepted delivery of such Guarantee;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Guarantee or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Guarantee is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is

19 April 2006

material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(j)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(k)	that the Company has entered into its obligations under the Guarantee in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Guarantee would benefit the Company;

(l)	that each transaction to be entered into pursuant to the Guarantee is entered into in good faith and for full value and will not have the effect of preferring one creditor over another; and

(m)	that there are no circumstances affecting the enforceability of the Guarantee which have arisen since 18 January 2005, of which we are unaware, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Guarantee and to take all action as may be necessary to complete the transactions contemplated thereby.

19 April 2006

(3)	The execution, delivery and performance by the Company of the Guarantee and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

(4)	The Guarantee has been duly executed by the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or

19 April 2006

registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e)

We have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify this opinion to the extent

19 April 2006

that the statements or representations made in the Certificate are not accurate in any respect.

(f)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(h)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, with the exception of the attachment of this opinion as an exhibit to the Registration Statement on Form S-4, File No. 333-126660 concerning the Company, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/    Appleby Spurling Hunter

Appleby Spurling Hunter

19 April 2006

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 18 April 2006 and updated on 19 April 2006 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 18 April 2006 and updated on 19 April 2006 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 18 January 2005 for the Company (collectively referred to as the “Constitutional Documents”).

4.	Certified copy of the unanimous written resolutions of the Board of Directors effective 18 January 2005 (the “Resolutions”).

5.	A copy of a Power of Attorney dated 13 January 2005 executed under seal by the Company Secretary on behalf of the Company.

6.	A Certificate of Compliance, dated 19 April 2006 issued by the Registrar of Companies in respect of the Company.

7.	An Officers Certificate dated 20 April 2006 and signed by Izumi Hara, Assistant Secretary of the Company (the “Certificate”).

8.	Certificate of Incumbency in respect of the Company as of 18 January 2005.

9.	An electronic copy of the executed Indenture.